SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Agreement”) is entered into by and among Scott Dalgleish (“Executive”), The Oncology Institute, Inc. (“Parent”), and TOI Management, LLC (“TOI” and together with Parent, and their affiliates, the “Company”), effective as of the Effective Date (as defined below).

RECITALS

WHEREAS, Executive is a party to that certain Employment Agreement dated November 16, 2020, with the Company (the “Employment Agreement”);

WHEREAS, Executive’s service as Chief Financial Officer ceased effective April 4, 2022, and his employment with the Company will terminate effective as of April 29, 2022 (the “Separation Date”); and

WHEREAS, Executive acknowledges that, unless he executes and does not revoke this Agreement, he will not be eligible for the Separation Benefits (as defined below).

NOW THEREFORE, in consideration of, and subject to, the Separation Benefits payable to Executive described in Section 3 below, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
AGREEMENT
1.Effective Date. This Agreement shall not become effective unless both of the following events have occurred: (a) execution of this Agreement by Executive, which shall not occur prior to the Separation Date, and (b) expiration of the revocation period applicable under Section 4(d) below without Executive having given notice of revocation. The date on which this Agreement becomes effective shall be referred to in this Agreement as the “Effective Date.” Unless the Effective Date occurs on or before May 6, 2022, this Agreement shall be null and void. The parties agree that any material or immaterial changes to this Agreement shall not extend the deadline for the occurrence of the Effective Date.
2.Termination of Employment.
(a)Executive acknowledges that, effective as of April 4, 2022, Executive ceased serving as Chief Financial Officer of the Company. From April 4, 2022 through the Separation Date, Executive served in a non-executive employee role to assist in the transition of his role to the Company’s new Chief Financial Officer. The Separation Date will be the termination date of Executive’s employment with the Company and any of its affiliates for all purposes, including active participation in and coverage under all benefit plans and programs sponsored by or through the Company and its affiliates, except as provided in this Agreement. Executive hereby confirms his termination from all positions he holds with the Company and any of its affiliates, effective as of the Separation Date. In accordance with applicable law, on the Separation Date, the Company will issue to Executive his final paycheck, reflecting his earned but unpaid base salary and accrued, unused vacation or paid time off through the Separation Date.

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(b)The Company will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Separation Date in accordance with the Company’s policies, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Separation Date.
(c)Subject to Section 3(c) below, Executive’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the calendar month during which the Separation Date occurs, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents. Executive’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans and programs, shall cease on the Separation Date.
(d)Executive holds stock options (the “Stock Options”) to purchase shares of the Company’s common stock issued to Executive by the Company pursuant to certain stock option agreements (the “Stock Option Agreements”). Executive also holds restricted stock units (the “RSUs”) issued to Executive by the Company pursuant to a RSU agreement (the “RSU Agreement”). Executive also holds restricted earn-out shares issued pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as June 28, 2021, to which the Company was a party, which earn-out shares are unvested and subject to forfeiture as of the Separation Date (the “Earn-out Shares”). As of the Separation Date, (i) all of Executive’s unvested Stock Options, (ii) all of Executive’s RSUs and (ii) all of Executive’s Earn-out Shares shall terminate. Executive’s vested Stock Options shall be governed by the terms and conditions of the Stock Option Agreements and the equity plan under which such Stock Options were granted.
3.Termination Benefits. In consideration for Executive’s agreement to be bound by the terms of this Agreement, including but not limited to the release of claims in Section 4, but subject to Executive’s compliance with Section 5, including Section 5(d) regarding the return of Company property, the Company agrees to provide Executive with the following termination benefits (the “Separation Benefits”):
(a)Executive shall be entitled to an amount equal to three (3) months’ base salary ($93,750), to be paid to Executive in accordance with the Company’s payroll policy, beginning on the payroll date which next occurs after the sixty first (61st) day following the Separation Date; provided, that any payments due from the Separation Date to the sixty first (61st) day following the Separation Date shall be paid on the first payroll date of the Company following such period;
(b)Provided the Separation Date occurs on April 29, 2022, and Executive does not voluntarily resign his employment prior to such date, and further provided that Executive provides the transitional support contemplated by Section 2(a) above, Executive shall be entitled to receive $47,750.00, representing Executive’s annual bonus for 2021, which Executive acknowledges he would not otherwise be eligible to receive absent this Agreement; and
(c)During the period commencing on the Separation Date and ending on the three 3month anniversary thereof or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan, subject to Executive’s valid

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election to continue healthcare coverage under COBRA, the Company shall, in its sole discretion, either (i) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (ii) reimburse Executive and Executive’s dependents for the cost of, in either case, coverage under its group health plan (if any) at the same coverage levels in effect on the Separation Date (“Benefits Coverage”); provided, however, that if (A) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (B) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans or (C) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, the cash amount necessary to maintain the Benefits Coverage shall thereafter be paid to Executive in substantially equal taxable monthly installments over the COBRA continuation period (or remaining portion thereof); and
The Separation Benefits shall be the exclusive severance benefits to which Executive is entitled, unless Executive has breached the provisions of this Agreement, in which case Section 5(e) shall apply. Executive understands that Executive will not be entitled to the Separation Benefits under this Agreement if the Effective Date does not occur on or before May 6, 2022, or in the event Executive breaches the terms of this Agreement. Executive acknowledges that, other than the compensation set forth in Section 2 above paid to him as provided therein and the Separation Benefits set forth in this Section 3, he has or will have received all wages, accrued but unused vacation or paid time off, and other benefits due him as a result of his employment or service with and termination from the Company. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.
4.Release.
(a)In exchange for the Separation Benefits set forth in Section 3 above, and in consideration of the further agreements and promises set forth herein, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company, Parent, TOI and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et

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seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq. Executive represents and warrants that he is the sole owner of all Claims relating to his employment or service with the Company and/or with any predecessor of the Company and that he has not assigned or transferred any Claims relating to his employment or service to any other person or entity. Executive understands and agrees that the Agreement will not be construed at any time as an admission of liability or wrongdoing by either the Company or Executive.
Notwithstanding the generality of the foregoing, Executive does not release any Claims which, by law, may not be released, including the following claims:
(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA;
(iv)Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or any written indemnification agreement with the Company, or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company;
(v)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;
(vi)Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;
(vii)Claims Executive may have to vested or earned compensation and benefits; and
(viii)Executive’s right to communicate or cooperate with any government agency.

(b)EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
(c)Executive acknowledges that Executive is entitled to have twenty-one (21) days’ time in which to consider this Release. Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Agreement, and Executive has had sufficient time to consider the terms of this Agreement. Executive represents and acknowledges that if Executive executes this Agreement before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.
(d)Executive understands that after executing this Agreement, Executive has the right to revoke it within seven (7) days after his execution of it. Executive understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Agreement in writing. Executive understands that this Agreement may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Agreement must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.
(e)Executive understands that this Agreement shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above.
(f)Executive shall not execute this Agreement prior to the Separation Date. Executive further understands that Executive will not be given any Separation Benefits under this Agreement unless this Agreement is effective on or before May 6, 2022.
5.Restrictive Covenants.
(a)Executive hereby expressly hereby expressly reaffirms his obligations under Section 4 of the Employment Agreement, a copy of which is attached to this Release as Exhibit A and incorporated herein by reference, and agrees that such obligations shall survive the Termination Date and any termination of his services to the Company.
(b)By signing below, Executive represents and warrants that he has returned to the Company all Company documents (and all copies thereof) and other Company property that Executive had in his possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards,

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identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). Executive understands that, even if Executive does not sign this Agreement, he is still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by Executive in connection with his employment with Company, including the PR, pursuant to the terms of such agreement(s). Executive’s compliance with this Section 5(d) shall be a condition to his receipt of the Separation Benefits. (c) In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to withhold all Separation Benefits from Executive in the event of his breach of this Section 5 or Section 4 of the Employment Agreement.

(c)Nothing herein shall be construed to prohibit Executive from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to Executive’s attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

(d)For purposes of this Section 5, the term “Company” means not only the Company, but also as any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with such entities.
6.Cooperation. As a condition of his receipt of the Separation Benefits, Executive agrees that, upon reasonable notice and without the necessity of Company obtaining a subpoena or court order, he will provide reasonable cooperation to Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during his employment as to which he may have relevant information and any other matter for which he was responsible or had knowledge of through the Separation Date. Such cooperation may include, but will not be limited to, providing background information within Executive’s knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of Company, Executive agrees to cooperate with the transition of his job responsibilities following the Separation Date and cooperate in providing information on matters on which he was involved while an employee.

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7.Section 409A; Section 280G.
(a)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. The parties acknowledge that the Separation Date will constitute the date of Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”).
(b)Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.
(c)Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(d)Section 25 of the Employment Agreement is hereby incorporated herein by reference and shall continue to apply following the Separation Date as if fully set forth herein.
8.Dispute Resolution. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, Executive’s employment relationship with the Company, or the termination of Executive’s employment with the Company, shall be resolved solely and exclusively by final and binding arbitration held in Los Angeles, California, before a single, mutually-agreed neutral arbitrator, through JAMS under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com or upon written request to the Company. This Section 8 is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to

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Executive’s employment or the termination thereof; provided that Executive will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Section 8); and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that, except as otherwise provided by law, Executive will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Further, nothing in this Section 8 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure §1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. In resolving any matter submitted to arbitration, the arbitrator will strictly follow the substantive law applicable to the dispute, claim or controversy and the arbitrator’s authority and jurisdiction will be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a court without a jury. The arbitrator will issue a written decision that contains the essential findings of fact and conclusions of law on which the decision is based, which may be entered as a judgment in any court of competent jurisdiction. The Company shall pay all costs of arbitration, including without limitation, arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, the Company and Executive shall each bear its or his own expenses, such as attorneys’ fees, costs and disbursements. The prevailing party in any arbitration or other dispute between the parties will be entitled to an award of attorneys’ fees and costs, in addition to any other relief. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein. Both Executive and the Company expressly waive their right to a jury trial. Executive further waives his right to pursue claims against the Company on a class basis; provided, however, that Executive does not waive his right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.
9.Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Executive shall be sent to his most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the Chief Executive Officer at the email address provided by the Company for such person.
10.Entire Agreement. This Agreement and Sections 4 and 25 of the Employment Agreement constitute the entire agreement and understanding between the parties as to the subject matter

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herein and supersede all prior or contemporaneous agreements whether written or oral, including, without limitation, the Employment Agreement. Except as provided in Section 5 hereof with respect to Section 4 of the Employment Agreement or Section 7 hereof with respect to Section 25 of the Employment Agreement, the Employment Agreement shall be superseded entirely by this Agreement. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. The terms in this Agreement may only be modified in writing and signed by Executive and an authorized officer of the Company. In the event of any conflict between any of the terms in this Agreement and the terms of any other agreement between Executive and the Company, the terms of this Agreement will control.
11.Severability. Should any provision of the Agreement be determined by an arbitrator, court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above will otherwise remain effective to release any and all other claims. Executive acknowledges that he has obtained sufficient information to intelligently exercise his own judgment regarding the terms of the Agreement before executing the Agreement.
12.Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Los Angeles County, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have personal jurisdiction over it and consents to service of process in any manner authorized by California law.
13.Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.
14.Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.
15.Withholding and Other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

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16.Knowing and Voluntary. Executive represents and agrees that, prior to signing this Agreement, Executive has had the opportunity to discuss the terms of this Agreement with legal counsel of his choosing. Executive further represents and agrees that he is entering into this Agreement knowingly and voluntarily. Executive affirms that no promise was made to cause him to enter into this Agreement, other than what is promised in this Agreement. Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement. Executive acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Executive and that Executive is free to, and is hereby advised to, consult with a legal or tax advisor of his choosing.

17.Survival. The covenants, agreements, representations and warranties contained in or made in this Agreement shall survive the Separation Date and any termination of this Agreement.
18.Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Executive and the Company have executed this Employment Agreement as of the day and year first above written.

COMPANY:

TOI MANAGEMENT, LLC, a Delaware limited liability company

By:	/s/ Brad Hively
Name:	Brad Hively
Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ Scott Dalgleish
Name:	Scott Dalgleish

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